Global Gold Corporation Acquires Tukhmanuk Mine in Armenia and
                            Closes Private Placement


     Greenwich, CT--August 1, 2005 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) today acquired the Tukhmanuk gold mine, plant, and surrounding exploration sites in Armenia and, on July 29, closed a private placement raising three million dollars. Global Gold will use the proceeds to fund the Tukhmanuk acquisition and expansion as well as to further its mining and exploration projects and for working capital.

     The transaction involved the issuance of four million shares of common stock at $0.75 per share. Each new share issued carries a warrant to purchase one half of one additional share at $1.50 per share. The warrants are exercisable on or before July 31, 2007. Lead investors include current shareholders Firebird Global Master Fund, Ltd., Firebird Republics Fund, Ltd, and Firebird Avrora Fund, Ltd (www.fbird.com) and new shareholders East Capital (www.eastcapital.com), Falcon QPLP, and Dover Industries.

     The Tukhmanuk property is adjacent to Global Gold's Hankavan property in central Armenia, between the Aragatsotn and Kotayk provinces. In addition to the central property the acquisition includes a 200,000 tonne per year capacity plant and the Damlik, Mirak, Grebnevaya, Ozyornaya, Emin Yourt, Voskedzor, and Dalma exploration sites. The property is held by the Armenian company Mego-Gold, LLC, for which Global Gold's subsidiary Global Gold Mining, LLC ("GGM") agreed to pay $3,500,000. GGM is initially paying $1,500,000 for 51% of Mego-Gold and paying the balance of the purchase price for the remaining 49% within two years.

     Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 104 Field Point Road, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

     To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

              Contact: Drury J. Gallagher-- ggc@globalgoldcorp.com